EXHIBIT 10(o)

May 26, 2000


SSgA Funds
909 A Street
Tacoma, WA 98402

Gentlemen:

As counsel to the SSgA Funds (the "Trust"), a Massachusetts business trust, we have been asked to render our opinion with respect to the issuance of an indefinite number of shares of beneficial interest, $.001 par value, of the Trust (the "Shares") representing interests in the SSgA Intermediate Municipal Bond Fund, as more fully described in the Prospectus and Statement of Additional Information contained in Post-Effective Amendment No. 56 (the "Amendment") to the Trust's Registration Statement on Form N-1A (Registration No. 33-19229) filed with the Securities and Exchange Commission.

We have examined the Master Trust Agreement of the Trust dated October 13, 1993, as amended, the By-laws of the Trust, the records of certain meetings of the Trustees, the Prospectus and Statement of Additional Information contained in the Amendment, and such other documents, records and certificates as we have deemed necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when sold in accordance with the terms of the Prospectus and Statement of Additional Information in effect at the time of sale, will be legally issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the reference to this firm as legal counsel for the Trust in the Statement of Additional Informaton contained in the Amendment.

Very truly yours,

/s/Goodwin, Procter & Hoar
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Goodwin, Procter & Hoar